EXHIBIT 99.1

PRESS RELEASE DATED JULY 22, 2020

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
SECOND QUARTER 2020 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE OF $0.23 FOR THE SECOND QUARTER OF 2020, COMPARED TO $0.10 FOR THE FIRST QUARTER OF 2020, AND $0.17 FOR THE SECOND QUARTER OF 2019
◦Results for the second quarter of 2020 included a $0.01 net decrease in diluted earnings per share related to:
▪$1.8 million in incremental loan loss provisions related to the impact of the COVID-19 pandemic, due primarily to an increase in estimated loss factors related to overall unemployment, and downgrades in loan ratings for forbearance loans; and
▪$205,000 in merger related expenses, partially offset by:
▪$665,000 in gains on loans sold, and a
▪$618,000 reduction in the allowance for loan losses related to the sale of loans.

•COMPLETED ACQUISITION OF VSB BANCORP, INC. ON JULY 1, 2020
•LOANS INCREASED $80.2 MILLION, OR 9.0% ANNUALIZED, AS COMPARED TO MARCH 31, 2020
◦Originated over 900 loans totaling over $109 million under the Paycheck Protection Program, helping our small business customers retain over 13,000 employees.
◦Sold approximately $48 million in longer duration loans.

•IMPLEMENTED LOAN RELIEF PROGRAMS FOR BORROWERS AFFECTED BY COVID-19 TO DEFER INTEREST AND/OR PRINCIPAL PAYMENTS GENERALLY FOR A 90-DAY PERIOD
◦As of June 30, 2020, 262 deferral requests approved or executed, totaling $345.9 million, or 9.7%, of total loans.
◦As of July 21, 2020, $150.5 million of COVID-19 modified loans reached their forbearance expiration. $86.5 million, or 58% have returned to contractual monthly payments, $51.4 million, or 34%, have requested or been approved for a second 90-day forbearance period, and $12.6 million, or 8%, are past due for their July payment. In addition, two loans, totaling $2.9 million, have been granted initial forbearance since June 30, 2020.
•NET INTEREST INCOME INCREASED $297,000, OR 1.0%, OVER THE TRAILING QUARTER, AND $3.1 MILLION, OR 11.3%, COMPARED TO THE PRIOR YEAR QUARTER
•NON-PERFORMING LOANS TO TOTAL LOANS WAS 0.27% AT JUNE 30, 2020, COMPARED TO 0.29% AT DECEMBER 31, 2019
•DEPOSITS, EXCLUDING BROKERED, INCREASED $279.5 MILLION, OR 34.5% ANNUALIZED, AS COMPARED TO MARCH 31, 2020
•CASH DIVIDEND DECLARED OF $0.11 PER SHARE OF COMMON STOCK, PAYABLE AUGUST 19, 2020, TO STOCKHOLDERS OF RECORD AS OF AUGUST 5, 2020

WOODBRIDGE, N.J., JULY 22, 2020 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.23 and $0.33 for the quarter and six months ended June 30, 2020, respectively, as compared to $0.17 and $0.36 per diluted share for the quarter and six months ended June 30, 2019, respectively. Earnings for the quarter and six months ended June 30, 2020, included a gain on sale of loans of $665,000, and merger-related expenses of $205,000 and $384,000, respectively. Earnings for the quarter and six months ended June 30, 2020, also included incremental loan loss provisions of $1.8 million, and $8.0 million, respectively, related to COVID-19 estimated loss factors related to overall unemployment and downgrades in loan ratings for forbearance loans, and a reduction in loan loss provisions of $618,000 related to the sale of loans in the quarter ended June 30, 2020.

Commenting on the quarter, Steven M. Klein, the Company’s President and Chief Executive Officer noted, “Our strong financial results produced during a time of unprecedented challenges are an affirmation of our conservative and disciplined business model, and to the efforts and teamwork of the entire organization to serve our customers, communities and stockholders.” Mr. Klein continued, “Our commitment and investment in digital capabilities and training allowed us to support our employees and customers seamlessly, and the hard work of our team to originate loans under the Paycheck Protection Program provided us the opportunity to support the critical small businesses that are the backbone of our economy, while expanding our relationships with our customers and with others in the community.”

Mr. Klein further noted, “I’m pleased to announce that the Board of Directors has declared a dividend of $0.11 per common share, payable on August 19, 2020, to stockholders of record on August 5, 2020.”
Results of Operations
Comparison of Operating Results for the Six Months Ended June 30, 2020 and 2019

Net income was $15.3 million and $17.0 million for the six months ended June 30, 2020 and June 30, 2019, respectively. Significant variances from the comparable prior year period are as follows: a $5.7 million increase in net interest income, a $9.6 million increase in the provision for loan losses, a $1.5 million decrease in non-interest income, a $4.4 million decrease in non-interest expense, and a $634,000 increase in income tax expense.

Net interest income for the six months ended June 30, 2020, increased $5.7 million, or 10.4%, to $60.2 million, from $54.5 million for the six months ended June 30, 2019, primarily due to a $498.3 million, or 11.7%, increase in our average interest-earning assets, partially offset by a four basis point decrease in our net interest margin to 2.55% from 2.59% for the six months ended June 30, 2019. The increase in our average interest-earning assets was due to increases in average loans outstanding of $290.0 million, average mortgage-backed securities of $262.7 million, average interest-earning deposits in financial institutions of $33.1 million, and average Federal Home Loan Bank of New York (“FHLBNY”) stock of $7.0 million, partially offset by decreases in average other securities of $94.6 million. The decrease in net interest margin was due to lower yields on interest-earning assets which decreased 24 basis points to 3.55% for the six months ended June 30, 2020, from 3.79% for the six months ended June 30, 2019, partially offset by a 26 basis point decrease in the cost of our interest-bearing liabilities to 1.24% for the six months ended June 30, 2020, from 1.50% for the six months ended June 30, 2019. Net interest income for the six months ended June 30, 2020, included loan prepayment income of $992,000 as compared to $594,000 for the six months ended June 30, 2019.

The provision for loan losses increased by $9.6 million to $10.1 million for the six months ended June 30, 2020, compared to $550,000 for the six months ended June 30, 2019. The increase in the provision primarily reflects increased reserves related to the Coronavirus Disease 2019 (“COVID-19”) pandemic, including increases to our qualitative loss factors primarily related to higher unemployment, and loan risk rating changes related to loan modification requests, and, to a lesser extent, increased delinquencies, and loan growth. Net charge-offs were $292,000 and $215,000 for the six months ended June 30, 2020, and June 30, 2019, respectively.

The Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, a stimulus package signed into law on March 27, 2020, to address economic disruption caused by the COVID-19 pandemic, provides financial institutions with the option to defer adoption of the Financial Accounting Standards Board's Accounting Standard Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326) until the earlier of the end of the pandemic or December 31, 2020. The Company has elected to defer adoption of ASU No. 2016-13 and its Current Expected Credit Loss methodology (“CECL”). Upon the Company's future adoption of CECL, the change from the incurred loss methodology to the CECL methodology will be recognized through an adjustment to retained earnings, with an effective retrospective implementation date of January 1, 2020.

Non-interest income decreased $1.5 million, or 26.1%, to $4.3 million for the six months ended June 30, 2020, from $5.9 million for the six months ended June 30, 2019, primarily due to decreases of $561,000 in fees and service charges for customer services and $1.8 million in gains on trading securities, net, partially offset by a $665,000 gain on the sale of a portfolio of multifamily loans, and an increase in other income of $373,000. The decrease in fees and service charges for customer services was primarily due to a decline in overdraft charges, attributable to fees waived due to the COVID-19 pandemic, as well as a decline in overdrafts due to lower consumer spending. For the six months ended June 30, 2020, losses on trading securities were $366,000 as compared to gains of $1.4 million for the six months ended June 30, 2019. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan. The increase in other income is primarily attributable to an increase in swap fee income.

Non-interest expense decreased $4.4 million, or 11.6%, to $33.5 million for the six months ended June 30, 2020, compared to $38.0 million for the six months ended June 30, 2019. This is due primarily to: (i) a $3.1 million decrease in employee compensation and benefits, $1.8 million of which is related to the Company's deferred compensation plan, which is described above and has no effect on net income, coupled with a $1.1 million decrease in equity award expense related to equity awards that fully vested in June 2019; (ii) a $324,000 decrease in occupancy expense primarily due to lower rent and leasehold amortization expense related to the closing of three branches effective December 31, 2019; (iii) a $934,000 decrease in advertising expense, primarily due to fewer marketing campaigns in 2020; (iv) a $316,000 decrease in FDIC insurance premiums due to a reduction in our deposit insurance assessment as a result of the utilization of credits received. The credits were provided by the FDIC to banks with total consolidated assets of less than $10.0 billion for the portion of their assessments that contributed to the growth in the FDIC’s reserve ratio; and (v) an $845,000 decrease in other non-interest expense, largely related to a decrease in directors' equity award expense associated with awards that fully vested in June 2019. Partially offsetting the decreases was an increase in professional fees of $596,000, primarily merger-related costs associated with our recent acquisition of Victory, which closed on July 1, 2020, and an increase of $372,000 in data processing costs.

The Company recorded income tax expense of $5.5 million for the six months ended June 30, 2020, compared to $4.9 million for the six months ended June 30, 2019. The effective tax rate for the six months ended June 30, 2020, was 26.5% compared to 22.4% for the six months ended June 30, 2019. The higher effective tax rate for the six months ended June 30, 2020, is primarily attributable to lower excess tax benefits and non-deductible merger-related expenses of $384,000 for the six months ended June 30, 2020. There were no excess tax benefits for the six months ended June 30, 2020, as compared to excess tax benefits of $286,000 for the six months ended June 30, 2019.

Comparison of Operating Results for the Three Months Ended June 30, 2020 and 2019

Net income was $10.8 million and $8.2 million for the quarters ended June 30, 2020, and June 30, 2019, respectively. Significant variances from the comparable prior year quarter are as follows: a $3.1 million increase in net interest income, a $1.4 million increase in the provision for loan losses, a $1.7 million increase in non-interest income, an $895,000 decrease in non-interest expense, and a $1.6 million increase in income tax expense.

Net interest income for the quarter ended June 30, 2020, increased $3.1 million, or 11.3%, primarily due to a $519.7 million, or 12.2%, increase in our average interest-earning assets, partially offset by a two basis point decrease in our net interest margin to 2.53% from 2.55% for the quarter ended June 30, 2019. The increase in average interest-earning assets was due to increases in average loans outstanding of $327.2 million, average mortgage-backed securities of $198.3 million, average FHLBNY stock of $4.5 million, and average interest-earning deposits in financial institutions of $88.2 million, partially offset by a decrease of $98.6 million in average other securities. The decrease in net interest margin was primarily due to lower yields on interest-earning assets which decreased by 34 basis points to 3.43% for the quarter ended June 30, 2020, from 3.77% for the quarter ended June 30, 2019, partially offset by a decrease in the cost of our interest-bearing liabilities, which decreased 41 basis points to 1.12% for the quarter ended June 30, 2020, from 1.53% for the quarter ended June 30, 2019. Net interest income for the quarter ended June 30, 2020, included loan prepayment income of $365,000, as compared to $174,000 for the quarter ended June 30, 2019.

The provision for loan losses increased by $1.4 million to $1.9 million for the quarter ended June 30, 2020, from a provision of $491,000 for the quarter ended June 30, 2019. The increase in the provision primarily reflects increased reserves related to the COVID-19 pandemic, including increases to our qualitative loss factors primarily related to higher unemployment and loan risk rating changes related to loan modification requests, and, to a lesser extent, increases in delinquencies and loan growth. Net charge-offs were $202,000 for the quarter ended June 30, 2020, compared to net charge-offs of $145,000 for the quarter ended June 30, 2019.

Non-interest income increased $1.7 million, or 65.2%, to $4.2 million for the quarter ended June 30, 2020, from $2.6 million for the quarter ended June 30, 2019, primarily due to an increase of $1.3 million in gains on trading securities, net, a $665,000 gain on the sale of a portfolio of multifamily loans, and a $293,000 increase in other income, partially offset by a $541,000 decrease in fees and service charges for customer services. For the quarter ended June 30, 2020, gains on trading securities, net, included gains of $1.6 million related to the Company’s trading portfolio, compared to gains of $343,000 in the comparative prior year quarter. As previously noted, the trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan, and gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. The increase in other income is primarily attributable to an increase in swap fee income. The decrease in fees and service charges for customer services was primarily due to a decline in overdraft charges, attributable to fees waived due to the COVID-19 pandemic as well as a decline in overdrafts due to lower consumer spending.
Non-interest expense decreased by $895,000, or 4.8%, to $17.9 million for the quarter ended June 30, 2020, from $18.8 million for the quarter ended June 30, 2019. The decrease was due primarily to decreases of $988,000 in advertising costs, primarily due to fewer marketing campaigns in 2020, and $866,000 in other non-interest expense, attributable to a decrease in reserves for commitments and a decrease in directors' equity award expense associated with awards that fully vested in June 2019. Partially offsetting the decreases were increases in compensation and employee benefits of $607,000, data processing fees of $175,000, and professional fees of $234,000, primarily merger-related costs.

The Company recorded income tax expense of $3.9 million for the quarter ended June 30, 2020, compared to $2.3 million for the quarter ended June 30, 2019. The effective tax rate for the quarter ended June 30, 2020, was 26.5% compared to 21.7% for the quarter ended June 30, 2019. The higher rate was due primarily to lower excess tax benefits and non-deductible merger-related expenses of $205,000 for the quarter ended June 30, 2020. There were no excess tax benefits for the quarter ended June 30, 2020, as compared to excess tax benefits of $193,000 for the quarter ended June 30, 2019.

Comparison of Operating Results for the Three Months Ended June 30, 2020, and March 31, 2020

Net income was $10.8 million and $4.6 million for the quarters ended June 30, 2020, and March 31, 2020, respectively. Significant variances from the prior quarter are as follows: a $297,000 increase in net interest income, a $6.3 million decrease in the provision for loan losses, a $4.1 million increase in non-interest income, a $2.2 million increase in non-interest expense, and a $2.3 million increase in income tax expense.

Net interest income for the quarter ended June 30, 2020, increased $297,000, or 1.0%, primarily due to a $112.4 million, or 2.4%, increase in our average interest-earning assets, partially offset by a four basis point decrease in our net interest margin to 2.53% from 2.57% for the quarter ended March 31, 2020. The increase in our average interest-earning assets was due to increases in average loans outstanding of $116.4 million and average interest-earning deposits in financial institutions of $66.9 million, partially offset by decreases in average mortgage-backed securities of $41.8 million, average other securities of $27.3 million, and average FHLBNY stock of $1.8 million. The decrease in net interest margin was primarily due to due to lower yields on interest-earning assets which decreased by 24 basis points to 3.43% for the quarter ended June 30, 2020, from 3.67% for the quarter ended March 31, 2020, partially offset by a decrease in the cost of our interest-bearing liabilities, which decreased 24 basis points to 1.12% for the quarter ended June 30, 2020, from 1.36% for the quarter ended March 31, 2020. Net interest income for the quarter ended June 30, 2020, included loan prepayment income of $365,000, as compared to $627,000 for the quarter ended March 31, 2020.

The provision for loan losses decreased by $6.3 million to $1.9 million for the quarter ended June 30, 2020, from a provision of $8.2 million for the quarter ended March 31, 2020. The decrease was due in part to less loan growth and the sale of a portfolio of loans totaling approximately $48 million, partially offset by higher net charge-offs Additionally, in the prior quarter, the Company significantly increased its reserves for loan losses to reflect increases to qualitative loss factors related to rising unemployment, loan rating changes related to loan modification requests, and delinquencies attributable to the COVID-19 pandemic. Net charge-offs were $202,000 and $90,000 for the quarters ended June 30, 2020, and March 31, 2020, respectively.

Non-interest income increased by $4.1 million to $4.2 million for the quarter ended June 30, 2020, from $108,000 for the quarter ended March 31, 2020. The increase was primarily due to a $3.6 million increase in gains on trading securities, net, and a $665,000 gain on the sale of a portfolio of multifamily loans. Gains on trading securities were $1.6 million for the quarter ended June 30, 2020, as compared to losses of $2.0 million for the prior quarter. As previously noted, the trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan, and gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Non-interest expense increased $2.2 million, or 13.9%, to $17.9 million for the quarter ended June 30, 2020, from $15.7 million for the quarter ended March 31, 2020, primarily due to a $3.2 million increase in employee compensation and benefits, primarily related to the Company's deferred compensation plan. Partially offsetting the increase, were decreases of $475,000 in advertising expense and $785,000 in other non-interest expense. The decrease in other non-interest expense is primarily due to lower reserves for commitments.

The Company recorded income tax expense of $3.9 million for the quarter ended June 30, 2020, compared to $1.6 million for the quarter ended March 31, 2020. The effective tax rate for the quarter ended June 30, 2020 was 26.5% compared to 26.3% for the quarter ended March 31, 2020.

Financial Condition
Total assets decreased $13.7 million, or 0.3%, to $5.04 billion at June 30, 2020, from $5.06 billion at December 31, 2019. The decrease was primarily due to decreases in available-for sale debt securities of $100.9 million, or 8.9%, cash and cash equivalents of $36.9 million, or 25.0%, FHLBNY stock of $10.1 million, or 25.6%, other assets of $5.7 million, and an increase in the allowance for loan losses of $9.8 million, or 34.2%. Partially offsetting these decreases, was an increase in loans held-for-investment, net, of $152.3 million, or 4.4%.

As of June 30, 2020, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 458%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents decreased by $36.9 million, or 25.0%, to $110.9 million at June 30, 2020, from $147.8 million at December 31, 2019, primarily due to a decrease in cash balances held at the Federal Reserve Bank. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, increased $152.3 million to $3.59 billion at June 30, 2020, from $3.44 billion at December 31, 2019, primarily due to an increase in originated loans held-for-investment of $226.6 million, partially offset by decreases in acquired loans of $71.8 million. Originated loans held-for-investment, net, totaled $3.21 billion at June 30, 2020, as compared to $2.99 billion at December 31, 2019. The increase was primarily due to an increase in loans originated under the Paycheck Protection Program (PPP) authorized by the CARES Act, of $109.2 million, and an increase in multifamily real estate loans of $104.4 million, or 4.8%, to $2.30 billion at June 30, 2020, from $2.20 billion at December 31, 2019. The PPP loans are administered by the Small Business Administration, which provides 100% federally guaranteed loans for small businesses to cover payroll, utilities, rent and interest. These small business loans may be forgiven if borrowers maintain their payrolls and satisfy certain other conditions for a period of time during the COVID-19 pandemic. As of June 30, 2020, we had originated over 900 loans, totaling approximately $109 million, and benefiting small businesses with over 13,000 employees. PPP provides for lender processing fees that range from 1 to 5% of the final disbursement made to individual borrowers. Based on the Company’s approved disbursements as of June 30, 2020, we estimate our loan processing fees would be approximately $4.0 million, which will be recognized in income in future periods over the life of the loans.

On June 14, 2019, the New York State legislature passed the Housing Stability and Tenant Protection Act of 2019, impacting about one million rent-regulated apartment units. Among other things, the new legislation: (i) curtails rent increases from Material Capital Improvements and Individual Apartment Improvements; (ii) all but eliminates the ability for apartments to exit rent regulation; (iii) does away with vacancy decontrol and high-income deregulation; and (iv) repealed the 20% vacancy bonus. At June 30, 2020, the Company has approximately $423.1 million in multifamily loans in New York City with tenants that have some form of rent stabilization or rent control. The weighted average loan to value (“LTV”) was 44.2% based on the current balance and the collateral value at date of origination on this portfolio. The highest LTV in this portfolio is 72.9%. While it is too early to measure the full impact of the legislation, it generally limits a landlord’s ability to increase rents on rent-regulated apartments and makes it more difficult to convert rent regulated apartments to market rate apartments. As a result, the value of the collateral located in New York State securing the Company’s multifamily loans or the future net operating income of such properties could potentially become impaired. Management will continue to evaluate the effect of rent regulations on the collateral values.

The following tables detail our multifamily real estate originations for the six months ended June 30, 2020 and 2019 (dollars in thousands):

For the Six Months Ended June 30, 2020
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$258,084	3.66%	60%	92	V	30 Years
1,500	4.40%	47%	180	F	15 Years
$259,584	3.66%	60%

For the Six Months Ended June 30, 2019
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$161,117	4.27%	56%	74	V	10 to 30 Years
28,838	4.43%	60%	267	F	15 to 30 Years
$189,955	4.29%	57%
Acquired loans decreased by $71.8 million to $360.9 million at June 30, 2020, from $432.7 million at December 31, 2019, primarily due to paydowns of one-to-four family residential loans.

Purchased credit-impaired (“PCI”) loans totaled $14.8 million at June 30, 2020, as compared to $17.4 million at December 31, 2019. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $717,000 and $1.5 million attributable to PCI loans for the three and six months ended June 30, 2020, respectively, as compared to $1.0 million and $2.1 million for the three and six months ended June 30, 2019, respectively.

The Company’s available-for-sale debt securities portfolio decreased by $100.9 million, or 8.9%, to $1.04 billion at June 30, 2020, from $1.14 billion at December 31, 2019. The decrease was primarily attributable to paydowns, maturities and calls, partially offset by purchases. At June 30, 2020, $943.2 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $94.0 million in corporate bonds, all of which were considered investment grade at June 30, 2020, and $254,000 in municipal bonds.

Total liabilities decreased $30.5 million, or 0.7%, to $4.33 billion at June 30, 2020, from $4.36 billion at December 31, 2019. The decrease was primarily attributable to a decrease in other borrowings of $240.7 million, partially offset by an increase in deposits of $213.4 million.

Deposits increased $213.4 million, or 6.3%, to $3.62 billion at June 30, 2020, as compared to $3.41 billion at December 31, 2019. The increase was attributable to increases of $242.1 million in transaction accounts and $101.6 million in savings accounts, partially offset by decreases of $16.2 million in money market accounts and $114.1 million in certificates of deposit.

Deposit account balances are summarized as follows (dollars in thousands):

	June 30, 2020	March 31, 2020	December 31, 2019
Transaction:
Non-interest bearing checking	$517,441	$394,836	$387,409
Negotiable orders of withdrawal and interest-bearing checking	685,988	605,652	573,927
Total transaction	1,203,429	1,000,488	961,336
Savings and Money market:
Savings	848,746	769,991	747,186
Money market	634,988	615,602	651,159
Total savings	1,483,734	1,385,593	1,398,345
Certificates of deposit:
Brokered deposits	82,710	226,140	259,024
$250,000 and under	696,043	711,690	654,565
Over $250,000	155,742	161,635	134,963
Total certificates of deposit	934,495	1,099,465	1,048,552
Total deposits	$3,621,658	$3,485,546	$3,408,233

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	June 30, 2020	March 31, 2020	December 31, 2019

Business customers	$694,351	$530,628	$508,901
Municipal customers	$429,098	$393,805	$371,214

Borrowings and securities sold under agreements to repurchase decreased to $616.3 million at June 30, 2020, from $857.0 million at December 31, 2019. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at June 30, 2020 (dollars in thousands):

Year	Amount	Weighted Average Rate
2020	$25,000	1.95%
2021	170,000	1.98%
2022	120,000	2.29%
2023	87,500	2.89%
2024	50,000	2.47%
Thereafter	157,500	1.47%
	$610,000	2.08%
Total stockholders’ equity increased by $16.7 million to $712.6 million at June 30, 2020, from $695.9 million at December 31, 2019. The increase was primarily attributable to a $10.0 million increase in accumulated other comprehensive income associated with unrealized gains on our debt securities available-for-sale portfolio, net income of $15.3 million for the six months ended June 30, 2020, and a $1.7 million increase in equity award activity. The increase was partially offset by $10.3 million in dividend payments.

The Company continues to maintain a strong liquidity and capital position, despite the economic uncertainties presented by the COVID-19 pandemic. The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at June 30, 2020 (dollars in thousands):

Cash and cash equivalents(1)	$97,098
Corporate bonds	$93,378
Multifamily loans(2)	$1,064,498
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$572,169

(1) Excludes $13,802 of cash at Northfield Bank.
(2) Represents remaining borrowing potential.

The Company and the Bank elected to opt into the Community Bank Leverage Ratio (“CBLR”) framework, effective for the first quarter of 2020. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At June 30, 2020, the Company and the Bank's estimated CBLR ratios were 13.0% and 11.9%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 8%. As a result of the COVID-19 pandemic the Federal Regulators have lowered the CBLR ratio to 8% which will phase back to the original legislation of 9% by 2022.

Asset Quality

The following table details total originated and acquired (excluding PCI) non-accrual loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at June 30, 2020, and December 31, 2019 (dollars in thousands):

	June 30, 2020	March 31, 2020	December 31, 2019
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$7,089	$7,275	$7,922
One-to-four family residential	814	878	889
Multifamily	722	435	437
Home equity and lines of credit	181	183	185
Total non-accrual loans	8,806	8,771	9,433
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial	39	186	253
One-to-four family residential	332	179	265
Multifamily	492	291	—
Home equity and lines of credit	115	—	—
Total loans delinquent 90 days or more and still accruing	978	656	518
Total non-performing assets	$9,784	$9,427	$9,951
Non-performing loans to total loans	0.27%	0.27%	0.29%
Non-performing assets to total assets	0.19%	0.19%	0.20%
Loans subject to restructuring agreements and still accruing	$13,295	$14,009	$14,143
Accruing loans 30 to 89 days delinquent	$16,104	$13,993	$8,206

Included in non-accrual loans at June 30, 2020, is a commercial real estate loans with a balance of approximately $2.8 million, where the related collateral property is under contract for sale. No impairment reserve was required on this loan as of June 30, 2020, and the loan is expected to be repaid in full upon sale of the collateral property.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $16.1, $14.0 million, and $8.2 million at June 30, 2020, March 31, 2020, and December 31, 2019, respectively.

The following table sets forth delinquencies for accruing loans by type and by amount at June 30, 2020 and December 31, 2019 (dollars in thousands):

	June 30, 2020	March 31, 2020	December 31, 2019
Held-for-investment
Real estate loans:
Commercial(1)	$12,433	$8,150	$5,450
One-to-four family residential	2,166	4,127	1,590
Multifamily	75	972	547
Construction and land	198	—	147
Home equity and lines of credit	750	341	217
Commercial and industrial loans	482	403	229
Other loans	—	—	26
Total delinquent accruing loans held-for-investment	$16,104	$13,993	$8,206

(1) Commercial loans include two loans totaling $2.9 million which were approved for COVID relief and reported as current in July 2020.

PCI Loans (Held-for-Investment)

At June 30, 2020, 18.1% of PCI loans were past due 30 to 89 days, and 26.1% were past due 90 days or more, as compared to 20.9% and 24.3%, respectively, at December 31, 2019.

COVID-19 Exposure

Management continues to evaluate the Company's exposure to increased loan losses related to the COVID-19 pandemic, in particular the commercial real estate and multifamily loan portfolios. The Company has implemented a customer relief program to assist borrowers that may be experiencing financial hardship due to COVID-19 related challenges. The relief program grants principal and/or interest payment deferrals typically for a period of 90 days. Through June 30, 2020, the Company had executed or approved requests for payment deferral from 262 borrowers (excluding PCI loans), representing $345.9 million, or approximately 9.7%, of the Company’s outstanding originated and acquired loan portfolio as of that date. Loans in deferment status (“COVID-19 Modified Loans”) will continue to accrue interest during the deferment period unless otherwise classified as nonperforming. COVID-19 Modified Loans are required to make escrow payments for real estate taxes and insurance, if applicable. The COVID-19 Modified Loan agreements also require loans to be brought back to their fully contractual terms within 12 to 18 months and include covenants that prohibit distributions, bonuses, or payments of management fees to related entities until all deferred payments are made. Consistent with industry regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. Borrowers, which were delinquent in their payments to the Bank, prior to requesting a COVID-19 related financial hardship payment deferral are reviewed on a case by case basis for TDR classification and non-performing loan status.

The following table sets forth the property types collateralizing our originated and acquired (excluding PCI) loans and loans approved for/executed forbearance as of June 30, 2020 (dollars in thousands):

	Loan Portfolio by Property Type at June 30, 2020					Loans Approved for/Executed Forbearance Agreements for COVID Relief through June 30, 2020
	Number of Loans	Amount	Average Loan Size	Weighted Average LTV Ratio	% of Total Loans	Number of Loans	Amount	Average Loan Size	Weighted Average LTV Ratio	% of Portfolio by Property Type
Commercial Real Estate and Multifamily
Multifamily(1)	1,070	$2,400,001	$2,243	54%	67.1%	88	$173,170	$1,968	47%	7.2%
Mixed use (majority of space is non-residential)	204	150,088	736	3%	4.2%	44	52,865	1,201	49%	35.2%
Retail	83	130,306	1,570	49%	3.7%	23	41,833	1,819	49%	32.1%
Office buildings	107	102,780	961	50%	2.9%	18	10,066	559	50%	9.8%
Accommodations	13	66,118	5,086	41%	1.9%	10	35,270	3,527	35%	53.3%
Nursing Home	5	27,915	5,583	58%	0.8%	—	—	—	—%	—%
Medical Office Buildings	19	25,225	1,328	67%	0.7%	1	1,250	1,250	54%	5.0%
Industrial and Manufacturing (Office and Plant)	24	21,335	889	45%	0.6%	—	—	—	—%	—%
Warehousing	20	18,259	913	48%	0.5%	2	814	407	39%	4.5%
Restaurant	19	12,510	658	53%	0.3%	12	9,915	826	46%	79.3%
Religious	16	11,109	694	40%	0.3%	3	1,643	548	46%	14.8%
Bank Branch	7	6,494	928	47%	0.2%	—	—	—	—%	—%
Schools/Child Day care	5	5,230	1,046	38%	0.1%	—	—	—	—%	—%
Automobile	14	4,951	354	52%	0.1%	1	179	179	14%	3.6%
Funeral Home	3	2,756	919	66%	0.1%	—	—	—	—%	—%
Leisure	3	2,869	956	61%	0.1%	3	2,869	956	57%	100.0%
Car Wash	3	1,254	418	39%	—%	—	—	—	—%	—%
Other	77	45,328	589	45%	1.2%	5	2,431	486	50%	5.4%
Total commercial real estate and multifamily	1,692	3,034,528	1,793	53%	84.8%	210	332,305	1,582	46%	11.0%
One-to-four family residential	708	231,368	327	55%	6.5%	23	8,625	375	48%	3.7%
Home equity and lines of credit	1,793	100,200	56	48%	2.8%	6	703	117	49%	0.7%
Construction and land	35	48,319	1,381	42%	1.4%	—	—	—	—%	—%
Commercial and industrial loans	1,375	157,758	115	NM	4.4%	23	4,219	183	NM	2.7%
Other	31	2,411	78	NM	0.1%	—	—	—	—%	—%
Total loans (excluding PCI)	5,634	$3,574,584	634		100.0%	262	$345,852	1,320		9.7%

(1) Property type is apartment units equal or greater than five units.
Included in the above table are 74 loans totaling $86.5 million which have returned to contractual monthly payments as of July 21, 2020, 37 loans totaling $51.4 million which have requested, or been approved for a second 90-day forbearance period, and 19 loans totaling $12.6 million which are past due for their July payment. In addition two loans totaling $2.9 million, were granted initial forbearance relief since June 30, 2020.

About Northfield Bank

Northfield Bank, founded in 1887, operates 43 full-service banking offices (including six branches from the recently completed acquisition of Victory) in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, including Victory, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019
Selected Financial Ratios:
Performance Ratios(1)
Return on assets (ratio of net income to average total assets) (7) (8) (9)	0.85%	0.72%	0.37%	0.61%	0.75%
Return on equity (ratio of net income to average equity) (7) (8) (9)	6.12	4.84	2.60	4.37	5.06
Average equity to average total assets	13.92	14.86	14.14	14.02	14.91
Interest rate spread	2.31	2.24	2.31	2.31	2.29
Net interest margin	2.53	2.55	2.57	2.55	2.59
Efficiency ratio(2) (7) (8)	51.80	63.08	52.20	51.99	62.87
Non-interest expense to average total assets	1.41	1.64	1.27	1.34	1.69
Non-interest expense to average total interest-earning assets	1.50	1.76	1.35	1.42	1.80
Average interest-earning assets to average interest-bearing liabilities	125.21	125.20	123.41	124.31	125.37
Asset Quality Ratios:
Non-performing assets to total assets	0.19	0.23	0.19	0.19	0.23
Non-performing loans(3) to total loans(4)	0.27	0.33	0.27	0.27	0.33
Allowance for loan losses to non-performing loans held-for-investment	393.70	255.74	390.37	393.70	255.74
Allowance for loan losses to originated loans held-for-investment, net(5) (9) (10)	1.17	0.95	1.16	1.17	0.95
Allowance for loan losses to total loans held-for-investment, net(6) (9) (10)	1.07	0.83	1.05	1.07	0.83

(1) Annualized when appropriate.
(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3) Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net.
(4) Includes originated loans held-for-investment, PCI loans, and acquired loans.
(5) Excludes PCI loans and acquired loans held-for-investment, and related reserve balances.
(6) Includes PCI and acquired loans held-for-investment.
(7) The three and six months ended June 30, 2019, included excess tax benefits of $193,000 and $286,000, respectively, related to the exercise or vesting of equity awards.
(8) The three months and six months ended June 30, 2020, included merger-related expenses of $205,000 and $384,000, respectively. The three months ended March 31, 2020, included merger-related expenses of $179,000.
(9) The three and six months ended June 30, 2020, included an allowance for loan losses of $1.8 million ($1.3 million after-tax) and $8.0 million ($5.9 million after-tax), respectively, related to additional factors considered for COVID-19. The three months ended March 31, 2020, included an allowance for loan losses of $6.2 million ($4.6 million after-tax) related to additional factors considered for COVID-19.
(10) Excluding PPP loans of $105.7 million, which are fully government guaranteed and do not carry any provision for losses, the allowance for loan losses to total loans held for investment, net, and originated loans held for investment, net, totaled 1.11% and 1.21%, respectively, at June 30,2020.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	June 30, 2020	March 31, 2020	December 31, 2019
ASSETS:
Cash and due from banks	$13,802	$20,080	$15,409
Interest-bearing deposits in other financial institutions	97,098	94,619	132,409
Total cash and cash equivalents	110,900	114,699	147,818
Trading securities	10,094	8,388	11,222
Debt securities available-for-sale, at estimated fair value	1,037,489	1,061,443	1,138,352
Debt securities held-to-maturity, at amortized cost	8,648	8,706	8,762
Equity securities	1,330	3,483	3,341
Originated loans held-for-investment, net	3,213,689	3,098,760	2,987,067
Loans acquired	360,895	393,491	432,653
Purchased credit-impaired (PCI) loans held-for-investment	14,775	16,886	17,365
Loans held-for-investment, net	3,589,359	3,509,137	3,437,085
Allowance for loan losses	(38,520)	(36,800)	(28,707)
Net loans held-for-investment	3,550,839	3,472,337	3,408,378
Accrued interest receivable	13,025	14,298	14,609
Bank owned life insurance	155,197	154,333	153,459
Federal Home Loan Bank of New York stock, at cost	29,462	29,855	39,575
Operating lease right-of-use assets	40,366	41,473	39,504
Premises and equipment, net	25,270	25,670	25,659
Goodwill	38,411	38,411	38,411
Other assets	20,544	23,685	26,212
Total assets	$5,041,575	$4,996,781	$5,055,302

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$3,621,658	$3,485,546	$3,408,233
Securities sold under agreements to repurchase	75,000	75,000	75,000
Federal Home Loan Bank advances and other borrowings	541,271	641,357	782,004
Lease liabilities	44,781	45,932	44,069
Advance payments by borrowers for taxes and insurance	19,882	22,444	20,045
Accrued expenses and other liabilities	26,407	24,186	30,098
Total liabilities	4,328,999	4,294,465	4,359,449
Total stockholders’ equity	712,576	702,316	695,853
Total liabilities and stockholders’ equity	$5,041,575	$4,996,781	$5,055,302

Total shares outstanding	49,263,377	49,291,928	49,175,347
Tangible book value per share (1)	$13.67	$13.45	$13.35
(1) Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $659,000, $714,000, and $769,000 at June 30, 2020, March 31, 2020, and December 31, 2019, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019
Interest income:
Loans	$35,343	$33,308	$35,337	$70,680	$65,898
Mortgage-backed securities	4,304	4,599	5,622	9,926	8,673
Other securities	777	1,699	1,024	1,801	3,564
Federal Home Loan Bank of New York dividends	456	340	577	1,033	742
Deposits in other financial institutions	31	247	172	203	782
Total interest income	40,911	40,193	42,732	83,643	79,659
Interest expense:
Deposits	7,473	10,549	9,279	16,752	20,796
Borrowings	3,208	2,485	3,520	6,728	4,374
Total interest expense	10,681	13,034	12,799	23,480	25,170
Net interest income	30,230	27,159	29,933	60,163	54,489
Provision for loan losses	1,921	491	8,183	10,104	550
Net interest income after provision for loan losses	28,309	26,668	21,750	50,059	53,939
Non-interest income:
Fees and service charges for customer services	666	1,207	1,120	1,786	2,347
Income on bank owned life insurance	865	907	876	1,741	1,803
Gains (losses) gains on available-for-sale debt securities	73	59	(13)	60	214
Gains (losses) on trading securities, net	1,626	343	(1,992)	(366)	1,429
Gain on sale of loans	665	—	—	665	—
Other	343	50	117	460	87
Total non-interest income	4,238	2,566	108	4,346	5,880
Non-interest expense:
Compensation and employee benefits	10,444	9,837	7,289	17,733	20,857
Occupancy	3,018	3,120	3,060	6,078	6,402
Furniture and equipment	349	265	333	682	524
Data processing	1,612	1,437	1,460	3,072	2,700
Professional fees	1,045	811	1,109	2,154	1,558
Advertising	343	1,331	818	1,161	2,095
FDIC insurance	216	255	—	216	532
Other	828	1,694	1,613	2,441	3,286
Total non-interest expense	17,855	18,750	15,682	33,537	37,954
Income before income tax expense	14,692	10,484	6,176	20,868	21,865
Income tax expense	3,899	2,280	1,625	5,524	4,890
Net income	$10,793	$8,204	$4,551	$15,344	$16,975
Net income per common share:
Basic	$0.23	$0.18	$0.10	$0.33	$0.36
Diluted	$0.23	$0.17	$0.10	$0.33	$0.36
Basic average shares outstanding	46,837,473	46,855,647	46,791,768	46,814,647	46,897,546
Diluted average shares outstanding	46,871,490	47,271,690	46,983,466	46,927,504	47,279,196

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,587,772	$35,343	3.96%	$3,471,367	$35,337	4.09%	$3,260,550	$33,308	4.10%
Mortgage-backed securities (3)	913,203	4,304	1.90	955,024	5,622	2.37	714,930	4,599	2.58
Other securities (3)	128,818	777	2.43	156,074	1,024	2.64	227,379	1,699	3.00
Federal Home Loan Bank of New York stock	29,478	456	6.22	31,263	577	7.42	24,966	340	5.46
Interest-earning deposits in financial institutions	137,120	31	0.09	70,225	172	0.99	48,885	247	2.03
Total interest-earning assets	4,796,391	40,911	3.43	4,683,953	42,732	3.67	4,276,710	40,193	3.77
Non-interest-earning assets	300,511			289,925			298,223
Total assets	$5,096,902			$4,973,878			$4,574,933

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,132,213	$2,894	0.55%	$2,002,066	$4,073	0.82%	$1,918,810	$5,377	1.12%
Certificates of deposit	1,023,276	4,579	1.80	1,114,043	5,206	1.88	1,010,045	5,172	2.05
Total interest-bearing deposits	3,155,489	7,473	0.95	3,116,109	9,279	1.20	2,928,855	10,549	1.44
Borrowed funds	675,109	3,208	1.91	679,476	3,520	2.08	487,115	2,485	2.05
Total interest-bearing liabilities	3,830,598	10,681	1.12	3,795,585	12,799	1.36	3,415,970	13,034	1.53
Non-interest bearing deposits	465,082			382,044			385,820
Accrued expenses and other liabilities	91,957			93,129			93,176
Total liabilities	4,387,637			4,270,758			3,894,966
Stockholders' equity	709,265			703,120			679,967
Total liabilities and stockholders' equity	$5,096,902			$4,973,878			$4,574,933

Net interest income		$30,230			$29,933			$27,159
Net interest rate spread (4)			2.31%			2.31%			2.24%
Net interest-earning assets (5)	$965,793			$888,368			$860,740
Net interest margin (6)			2.53%			2.57%			2.55%
Average interest-earning assets to interest-bearing liabilities			125.21%			123.41%			125.20%

(1) Average yields and rates are annualized.
(2)  Includes non-accruing loans.
(3)  Securities available-for-sale and other securities are reported at amortized cost.
(4)  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)  Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Six Months Ended
	June 30, 2020			June 30, 2019
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,529,569	$70,680	4.03%	$3,239,530	$65,898	4.10%
Mortgage-backed securities (3)	934,114	9,926	2.14	671,395	8,673	2.60
Other securities (3)	142,446	1,801	2.54	237,037	3,564	3.03
Federal Home Loan Bank of New York stock	30,371	1,033	6.84	23,357	742	6.41
Interest-earning deposits in financial institutions	103,673	203	0.39	70,591	782	2.23
Total interest-earning assets	4,740,173	83,643	3.55	4,241,910	79,659	3.79
Non-interest-earning assets	295,218			292,301
Total assets	$5,035,391			$4,534,211

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,067,140	$6,967	0.68%	$1,888,401	$10,171	1.09%
Certificates of deposit	1,068,660	9,785	1.84	1,055,701	10,625	2.03
Total interest-bearing deposits	3,135,800	16,752	1.07	2,944,102	20,796	1.42
Borrowed funds	677,293	6,728	2.00	439,505	4,374	2.01
Total interest-bearing liabilities	$3,813,093	23,480	1.24	$3,383,607	25,170	1.50
Non-interest bearing deposits	423,563			382,748
Accrued expenses and other liabilities	92,543			91,603
Total liabilities	4,329,199			3,857,958
Stockholders' equity	706,192			676,253
Total liabilities and stockholders' equity	$5,035,391			$4,534,211

Net interest income		$60,163			$54,489
Net interest rate spread (4)			2.31%			2.29%
Net interest-earning assets (5)	$927,080			$858,303
Net interest margin (6)			2.55%			2.59%
Average interest-earning assets to interest-bearing liabilities			124.31%			125.37%

(1) Average yields and rates are annualized.
(2)  Includes non-accruing loans.
(3)  Securities available-for-sale and other securities are reported at amortized cost.
(4)  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)  Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average total interest-earning assets.